Exhibit 5

[LETTERHEAD OF BREYER & ASSOCIATES PC]

February 26, 2015

Board of Directors
First Northwest Bancorp
105 West 8th Street
Port Angeles, Washington 98362

Ladies and Gentlemen:

We have acted as special counsel to First Northwest Bancorp, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”).  The Registration Statement relates to the registration of up to 32,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company to be issued pursuant to the First Federal Savings and Loan Association of Port Angeles 401(k) Plan (“Plan”). The Registration Statement also registers participation interests in the Plan as well as an indeterminate number of additional shares which may be necessary under the Plan to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.  We have been requested by the Company to furnish an opinion to be included as an exhibit to the Registration Statement.

For this purpose, we have reviewed the Registration Statement and related Prospectus, the Articles of Incorporation and Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock, resolutions of the Board of Directors and such other corporate records and documents as we have deemed appropriate for the purposes of this opinion.  We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed relevant as a basis for this opinion.

In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals.  Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.

Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan and upon receipt by the Company of the consideration required thereby, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the Washington Business Corporation Act, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter.  We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

Board of Directors
First Northwest Bancorp
February 26, 2015

We hereby consent to the reference to this firm under the caption “Legal Opinion” in the prospectus prepared with respect to the Plan and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/BREYER & ASSOCIATES PC

BREYER & ASSOCIATES PC